UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	July 14, 2022

LAZYDAYS HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38424	82-4183498
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4042 Parks Oaks Blvd., Suite 350, Tampa, Florida	33610
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(813) 246-4999

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock	LAZY	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of John North as Chief Executive Officer

On July 14, 2022, the Board of Directors (the “Board”) of Lazydays Holdings, Inc. (the “Company”) appointed John North, 44, as Chief Executive Officer. Mr. North’s tenure at the Company is expected to commence on or before September 6, 2022. Mr. North is expected to serve as a director of the Company beginning at approximately the time his employment with the Company commences.

Mr. North has served as senior vice president and chief financial officer at Copart, Inc. (Nasdaq: CPRT), a leading provider of online auctions and vehicle remarketing services, since October 2020. Prior to that, Mr. North served as the chief financial officer of Avis Budget Group, Inc. (Nasdaq: CAR), a global leader in car and truck rental and on-demand car sharing, from March 2019 to August 2020. Prior to joining Avis Budget Group, Inc., Mr. North served for 17 years in a variety of leadership roles with Lithia Motors, Inc. (NYSE: LAD), a publicly traded auto retailer, including as chief financial officer from January 2017 to March 2019, and before that, as chief accounting officer from January 2016 to December 2016. Mr. North earned his B.S. in Finance from Santa Clara University in 1998. He is a Certified Public Accountant and a CFA Charterholder.

There are no familial relationships between Mr. North and any of the Company’s directors or executive officers, and Mr. North has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

In connection with the above, Mr. Robert DeVincenzi, who serves as the Company’s interim Chief Executive Officer, will end his service as interim Chief Executive Officer when Mr. North’s employment begins. Mr. DeVincenzi will continue to serve on the Board.

Employment Agreement with John North

In connection with his appointment as the Company’s Chief Executive Officer, Mr. North and the Company entered into an employment agreement, dated July 14, 2022 (the “Employment Agreement”).

Under the terms of the Employment Agreement, Mr. North will receive a monthly base salary of $50,000. Additionally, Mr. North was granted a one-time restricted stock unit award under the Company’s Amended and Restated 2018 Long Term Incentive Plan of 105,308 restricted stock units (the “RSU Award”). The RSU Award vests over three years, with one-third of the RSU Award vesting on each anniversary of Mr. North’s start date with the Company, provided that Mr. North remains employed by the Company from the grant date through each vesting period. Mr. North is also eligible to receive annual cash bonuses and annual grants of options to purchase the Company’s shares. Additionally, Mr. North may be eligible to receive a bonus of up to $300,000 under certain circumstances.

Pursuant to the terms of the Employment Agreement, Mr. North’s employment may be terminated at any time by the Company or Mr. North. Under certain circumstances, Mr. North may be entitled to severance if his employment is terminated.

The above description of the Employment Agreement is not complete and is qualified in its entirety by reference to the full text of the Employment Agreement, which is expected to be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for its fiscal quarter ended September 30, 2022.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LAZYDAYS HOLDINGS, INC.

July 19, 2022	By	/s/ Nicholas J. Tomashot
Date		Nicholas J. Tomashot
Chief Financial Officer